Exhibit 10.2

Amendment to Sublicense Agreement

THIS AMENDMENT to the Sublicense Agreement between Revimmune, LLC (“Revimmune”) and Accentia Biopharmaceuticals, Inc. (“Accentia”) is made and entered by and between Revimmune and Accentia as of this 18th day of April 2008 pursuant to Section 10.9 of the Sublicense Agreement.

WITNESSETH

WHEREAS, Revimmune and Accentia entered into a Sublicense Agreement on February 27, 2007 (the “Sublicense Agreement”); and

WHEREAS, the parties wish to amend the Sublicense Agreement to clarify that the Sublicense rights shall terminate and revert to Revimmune in the event of certain occurrences, including events of insolvency and/or the pledge or placement of a lien against the Sublicensed Rights without Revimmune’s written consent.

NOW THEREFORE, for good and valuable consideration in hand received including the promises and covenants set forth herein, parties agree as follows:

1.	Section 8.1 of the Sublicense Agreement is hereby deleted and replaced in its entirety as follows:

8.1 Term. Unless earlier terminated under Section 8.2 hereof, this Agreement and the Sublicense granted hereby shall commence as of the Effective Date and, unless sooner terminated as provided hereunder, shall have an initial term (the “Initial Term”) that shall terminate on the last to occur of: (i) Ten (10) years from the date hereof, (ii) the termination of the JHU License, or (iii) the expiration of the last-to-expire of the patent claims included in the Sublicensed Rights. The Term shall be automatically extended by successive extension terms (the “Extension Terms”) of one (1) year each unless either party gives written notice of its election not to extend the term at least ninety (90) days prior to the expiration of the Initial Term or of any Extension Term. Notwithstanding the foregoing, the Sublicense shall terminate upon the filing of a petition in bankruptcy by or against ACCENTIA or the filing of a petition for liquidation or receivership of ACCENTIA. Notwithstanding the foregoing, the Sublicense shall terminate upon any pledge or granting of any lien or security interest in the Sublicense or any interest under the Sublicense without the prior written consent of REVIMMUNE. Notwithstanding anything in this Agreement to the contrary, ACCENTIA may terminate this Agreement at any time upon no less than sixty (60) days prior written notice.

2.	The rest and remainder of the Sublicense Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed by its duly authorized officer as of the day and year first above written.

REVIMMUNE, LLC

By:	/s/ Francis E. O’Donnell, Jr.
Name:	Francis E. O’Donnell, Jr., M.D.
Title:	Manager

ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ James A. McNulty
Name:	James A. McNulty, CPA
Title:	Secretary/Treasurer